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                                                                    Exhibit 23.1



INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Majesco Holdings Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated January 7, 2004 except for the last two paragraphs of Note 14, as to which the date is February 17, 2004 on the consolidated financial statements of Majesco Sales Inc. and Subsidiary as of October 31, 2003 and 2002 and for each of the three years in the period ended October 31, 2003, which appear in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.




/s/ GOLDSTEIN GOLUB KESSLER LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 24, 2004